                                                                      EXHIBIT 12


                            Atmos Energy Corporation
                    Computation of Earnings to Fixed Charges
                                 March 31, 2001


                                                              Three Months Ended     Six Months Ended
                                                                   March 31              March 31
                                                              -------------------   -------------------
                                                                2001       2000       2001       2000
                                                              --------   --------   --------   --------
Income from continuing operations before provision for
     income taxes per statement of income                     $ 70,413   $ 46,648   $106,761   $ 69,530
Add:
     Portion of rents representative of the interest factor        922        771      1,470      1,536
     Interest on debt & amortization of debt expense             9,817     11,027     22,063     22,244
                                                              --------   --------   --------   --------
        Income as adjusted                                    $ 81,152   $ 58,446   $130,294   $ 93,310
                                                              ========   ========   ========   ========

Fixed charges:
     Interest on debt & amortization of debt expense (1)      $  9,817   $ 11,027   $ 22,063   $ 22,244
     Capitalized interest (2)                                       --         --         --         --
     Rents                                                       2,766      2,313      4,410      4,607
     Portion of rents representative of the interest
        factor (3)                                                 922        771      1,470      1,536
                                                              --------   --------   --------   --------
        Fixed charges (1)+(2)+(3)                             $ 10,739   $ 11,798   $ 23,533   $ 23,780
                                                              ========   ========   ========   ========

Ratio of earnings to fixed charges                                7.56       4.95       5.54       3.92